SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2003

HYPERFEED TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-13093	36-3131704
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

300 South Wacker Drive, Suite 300

Chicago, Illinois  60606

(Address of principal executive offices)

(312) 913-2800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 2.                                   Acquisition or Disposition of Assets

On October 28, 2003, HyperFeed Technologies, Inc., a Delaware corporation (the “Company”), HYPRWare, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“HYPRWare”), and Interactive Data Corporation, a Delaware corporation (“IDCO”) entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, certain customer contracts related to the consolidated data feed business of the Company and HYPRWare were sold to IDCO on October 31, 2003 in exchange for a sale price of $8.5 million, which included (1) an initial payment of $7.0 million cash paid on October 31, 2003, (2) $625,000 in holdbacks payable upon completion of custom software and the fulfillment of a transition services agreement and (3) an $875,000 indemnification holdback (the “Sale Price”).  The Sale Price was determined by arms-length negotiation between the Company and IDCO following the Company’s selection of IDCO from among several other parties as the most suitable potential purchaser.  In addition to the sale of its consolidated market data feed service contracts, the Company also entered into a licensing agreement with IDCO to utilize the Company’s customer premise technologies for a period of five years and a transition services agreement for operating the Company’s consolidated ticker plant during a transition year.

A copy of the Purchase Agreement is set forth as Exhibit 99.1 to this Current Report.

Item 7.                                   Financial Statements and Exhibits

Exhibit 99.1            Asset Purchase and Sale Agreement, dated October 28, 2003, by and between the Company, HYPRWare and IDCO, with attached exhibits.*

* Certain portions of this exhibit have been omitted and have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to a request for confidential treatment thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERFEED TECHNOLOGIES, INC.

Date: November 14, 2003	By	/s/ Randall J. Frapart
Randall J. Frapart
Chief Financial Officer